Exhibit 10.1
SETTLEMENT AGREEMENT AND
INTELLECTUAL PROPERTY PURCHASE AGREEMENT
Effective this 18th day of August, 2010 (the “EFFECTIVE DATE”), EPPENDORF AG, a corporation organized and existing under the laws of Germany, having its principal office at Barkhausenweg 1, 22339 Hamburg, Germany, and its AFFILIATES (hereinafter “EPPENDORF”) and Nanosphere, Inc., a corporation organized and existing under the laws of Delaware, having its principal office at 4088 Commercial Ave., Northbrook, Illinois, U.S.A., and its AFFILIATES, (hereinafter, collectively, “NANOSPHERE”), enter into this Settlement Agreement and Intellectual Property Purchase Agreement (hereinafter the “Agreement”) and agree as follows:
BACKGROUND
A.
WHEREAS EPPENDORF, as a corporation developing, manufacturing and selling life science instrumentation, consumables and kits, including microarray products, holds the PATENT RIGHTS, as defined below, including U.S. Patent No. 7,321,829, which was duly and legally issued on January 22, 2008 (hereinafter the ‘829 patent or the “patent-in-suit”).

B.
WHEREAS, Eppendorf AG, Eppendorf North America, Inc. and Eppendorf Array Technologies, S.A. filed an ACTION, as defined in Section 1.2 of this Agreement, in the United States District Court for the District of Delaware;

C.
WHEREAS, the parties have determined to resolve and settle all claims and disputes between them arising out of the ACTION in accordance with the terms and conditions below, including the purchase of the PATENT RIGHTS by NANOSPHERE;

D.
WHEREAS, EPPENDORF represents and warrants that it duly and legally owns the PATENT RIGHTS and, in order to resolve and settle the disputes between EPPENDORF and NANOSPHERE relating to the PATENT RIGHTS, has the legal right and desires to sell the same to NANOSPHERE in accordance with the terms and conditions set forth herein; and

E.
WHEREAS, NANOSPHERE, in order to resolve and settle the disputes between it and EPPENDORF, relating to the PATENT RIGHTS desires to purchase the PATENT RIGHTS in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the recitals set forth above and the promises and covenants contained in this Agreement, and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by each party, the parties agree as follows:

1.	DEFINITIONS
As used in this Agreement, the following terms shall have the following meanings:
1.1
“AFFILIATE” means: Any corporation, company, partnership, joint venture and/or firm which controls, is controlled by or is under common control with a party to this Agreement. As used in this Section 1.1, “control” means (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors, and (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management policies of such non-corporate entities.

1.2	“ACTION” means Eppendorf AG, et al., v. Nanosphere, Civil Action No. 09-504-MMB, pending in the United States District Court for the District of Delaware.

1.3
“BLOCKING PATENTS” means patents or patent applications owned and/or controlled by EPPENDORF that cover one or more claims of the PATENT RIGHTS and which cover making, having made, using, having used, importing, offering for sale, selling or having sold a COVERED VERIGENE SYSTEM® (as defined below) by NANOSPHERE and its agents, distributors, sublicensees, customers or any third party in lawful possession of a COVERED VERIGENE SYSTEM®.

1.4	“CLONDIAG AGREEMENT” means the Agreement between Eppendorf AG, Eppendorf Array Technologies S.A., and Eppendorf s.r.l., and Clondiag GmbH, dated on or about November 11, 2007.

1.5
“COVERED VERIGENE SYSTEM” means collectively (i) all processes and apparatuses of the NANOSPHERE VERIGENE SYSTEM® (as defined below) as have been used as of the EFFECTIVE DATE for either qualitative and/or quantitative assays of any target, and (ii) all future processes and apparatuses of the VERIGENE SYSTEM® of which at least one component is covered by BLOCKING PATENTS for either qualitative and/or quantitative assays of any target, which processes and apparatuses do not involve substantial modifications to a process or apparatus included within the VERIGENE SYSTEM® other than modifications made to permit either qualitative and/or quantitative assays of a different target than those currently assayed using the VERIGENE SYSTEM.®

1.6	“EPPENDORF” means Eppendorf AG and all AFFILIATES, including, without limitation, Eppendorf North America, Inc. and Eppendorf Array Technologies, S.A.

1.7	“EFFECTIVE DATE” means the date of the signature of the last party to sign this Agreement.

1.8	“EXISTING LICENSE AGREEMENTS” means the Clondiag Agreement and the GenTel Agreement.

1.9	“GENTEL AGREEMENT” means the License and Supply Agreement between GenTel BioSciences, Inc., and Eppendorf, AG, dated May 20, 2008.

1.10	“NANOSPHERE” means Nanosphere, Inc., and all AFFILIATES.

1.11
“PATENT RIGHTS” means: (i) U.S. Patent No. 7,321,829 and (ii) EP 1 179 180, together with (iii) any patent or patent application that is a divisional, continuation, continuation in part, reissue, renewal, reexamination, substitution, extension or foreign counterpart of the patents identified in (i) and (ii). Exhibit 2 to this Agreement is believed to be a complete list of the PATENT RIGHTS.

1.12	The “TERM” of this Agreement shall run from the EFFECTIVE DATE through the last to expire of the PATENT RIGHTS, unless sooner terminated in accordance with Section 5.2 of this Agreement.

1.13
“VERIGENE® SYSTEM” means the Verigene® Reader, Verigene® Processor SP, Verigene® Processor and any and all test cartridges, sold by or for NANOSPHERE for use with the Verigene® Reader, Processor or Processor SP. The VERIGENE® SYSTEM also includes the processes employed in order to perform the qualitative and/or quantitative assays performed by the foregoing apparatuses.

2.	TRANSFER OF INTELLECTUAL PROPERTY
2.1.
Agreement to Assign. Upon receipt of the Payment in accordance with Article 3 of this Agreement, EPPENDORF hereby agrees to assign, and hereby does assign, to NANOSPHERE, and NANOSPHERE hereby agrees to accept, all of EPPENDORF’S right, title and ownership in and to the PATENT RIGHTS.

2.2.
Assignment Document. EPPENDORF shall execute an Assignment, in substantially the same form as shall be agreed upon by the Parties within five (5) business days of the EFFECTIVE DATE, which shall be attached hereto as Exhibit 1, within five (5) business days of receiving the Payment in accordance with the terms and conditions of Article 3 of this Agreement.

2.3.
Recordation. NANOSPHERE will prepare the Assignment and assumes all responsibility and costs for recording this assignment of the PATENT RIGHTS in any and all domestic or foreign patent offices and elsewhere throughout the world, as applicable. After the EFFECTIVE DATE, upon the request of NANOSPHERE, EPPENDORF will use reasonable efforts to cooperate with NANOSPHERE to execute and deliver further conveyance instruments as may be necessary or requested by domestic or foreign patent offices to evidence more fully the transfer of ownership of all the PATENT RIGHTS to NANOSPHERE.

2.4.
Grant Back License for Sales through March 31, 2011. NANOSPHERE, on behalf of itself and its AFFILIATES, grants to EPPENDORF and its AFFILIATES, a non-exclusive, non-assignable and non-transferable, non-sublicensable, irrevocable, worldwide, fully paid-up and royalty-free license under the PATENT RIGHTS up to and including March 31, 2011, for making, having made, selling, offering to sell and using, the Silverquant kits and reagents to customers and/or end users existing as of the EFFECTIVE DATE until March 31, 2011.

2.5.	Grant Back License For GENTEL AGREEMENT.
2.5.1.	NANOSPHERE acknowledges that it has received a copy of the GENTEL AGREEMENT.

2.5.2.
Consistent with the acknowledgement in Section 2.5.1 of this Agreement, NANOSPHERE, on behalf of itself and its AFFILIATES, grants to EPPENDORF a non-exclusive, non-assignable and non-transferable, non-sublicensable, perpetual (both prospective and retro-active), irrevocable, worldwide, fully paid-up and royalty-free license under the PATENT RIGHTS for the TERM of the Agreement, said license being commensurate in scope with EPPENDORF’s rights and obligations limited to the PATENT RIGHTS under the GENTEL AGREEMENT, said license intended solely for the limited purpose of permitting EPPENDORF to fulfill EPPENDORF’s obligations related to the PATENT RIGHTS under the GENTEL AGREEMENT, such that the licenses and rights granted under the PATENT RIGHTS by the GENTEL AGREEMENT shall not be disturbed, abrogated or otherwise lessened and are limited in duration so long as the GENTEL AGREEMENT is in full force and effect. No other rights are granted.

2.5.3.
EPPENDORF shall fully cooperate with NANOSPHERE, at NANOSPHERE’s expense, provided that such expenses are commercially reasonable, (i) in the collection of all royalties and payments due under the GENTEL AGREEMENT and EPPENDORF agrees to transfer all reports, royalties and payments collected under the GENTEL AGREEMENT to NANOSPHERE within 30 days of receipt of such items, and (ii) in notifying NANOSPHERE of any change in status of the GENTEL AGREEMENT, including but not limited to any amendments, the granting of any sublicenses pursuant to section 2.2 and/or the exercise of GenTel’s right to enter the Diagnostic Field pursuant to sections 2.1 and 3.2 of the GENTEL AGREEMENT within 30 days of such notice from GenTel.

2.5.4.
EPPENDORF, as of the EFFECTIVE DATE, affirms that, to its knowledge, GenTel (i) has not granted any sublicenses in accordance with section 2.2 of the GENTEL AGREEMENT and (ii) has not exercised its rights to enter the Diagnostic Field in accordance with sections 2.1 and 3.2 of the GENTEL AGREEMENT.

2.5.5.
EPPENDORF represents, warrants and covenants not to amend, assign, or permit assignment of the GENTEL AGREEMENT without the written consent of NANOSPHERE, which consent shall not be unreasonably withheld.

2.5.6.
Consistent with section 7.6 of the GENTEL AGREEMENT, NANOSPHERE shall pay the maintenance fees due and owing to maintain the PATENT RIGHTS in the United States in full force and effect or provide EPPENDORF with at least thirty (30) days notice to pay the maintenance fees in the United States whereupon such maintenance fees shall be deducted from any monies owed by GENTEL under the GENTEL AGREEMENT and transferred to NANOSPHERE pursuant to section 2.5.3 of this Agreement.

2.6.
The parties agree that nothing herein prevents EPPENDORF from making, having made, using or selling any of its products, such as, for example, the Silverquant Reagents, buffers or blocking agents, provided that said products are not knowingly sold for a use that would fall within the scope of the PATENT RIGHTS.

2.7.	CLONDIAG AGREEMENT.
2.7.1.	Nanosphere acknowledges that pursuant to the Court’s Order entered August 9, 2010, two persons within its employ have received and reviewed a copy of the CLONDIAG AGREEMENT.

2.7.2.
NANOSPHERE, on behalf of itself and its AFFILIATES, grants to EPPENDORF a non-exclusive, non-assignable and non-transferable, non-sublicensable, perpetual (both prospective and retro-active), irrevocable, worldwide, fully paid-up and royalty-free license under the PATENT RIGHTS for the TERM of the Agreement, said license being commensurate in scope with EPPENDORF’s rights and obligations limited to the PATENT RIGHTS under the CLONDIAG AGREEMENT, said license intended solely for the limited purpose of permitting EPPENDORF to fulfill EPPENDORF’s obligations related to the PATENT RIGHTS under the CLONDIAG AGREEMENT, such that the licenses and rights granted under the PATENT RIGHTS by the CLONDIAG AGREEMENT shall not be disturbed, abrogated or otherwise lessened and are limited in duration so long as the CLONDIAG AGREEMENT is in full force and effect. No other rights are granted

2.7.3.
EPPENDORF will fully cooperate with NANOSPHERE, at NANOSPHERE’S expense, provided that such expenses are commercially reasonable, in the collection of all royalties and payments due under the CLONDIAG AGREEMENTS and EPPENDORF agrees to transfer all reports, royalties and payments collected under the CLONDIAG AGREEMENT to NANOSPHERE within 30 days of receipt of such items.

2.7.4.
EPPENDORF represents, warrants and covenants not to amend or assign the CLONDIAG AGREEMENT, and not to permit assignment, where EPPENDORF’S consent to assign the CLONDIAG AGREEMENT is required by the CLONDIAG AGREEMENT, of the CLONDIAG AGREEMENT without the written consent of NANOSPHERE, which consent shall not be unreasonably withheld.

3.	PAYMENT/RELEASES
3.1
One Time Payment. In consideration for the rights granted hereunder, including the transfer and sale of the PATENT RIGHTS to NANOSPHERE and the settlement of the ACTION, NANOSPHERE agrees to pay to EPPENDORF, within five (5) business days of the EFFECTIVE DATE, a net one-time, lump sum of four million U.S. Dollars ($4,000,000) (hereinafter “Payment”), sent and received in accordance with Section 3.2 of this Agreement.

3.2	Method of Payment. NANOSPHERE shall make the Payment by wire transfer in accordance with the following instructions:
Bank:	Deutsche Bank AG
BIC Code:	DEUTDEHHXXX
IBAN:	DE 512007 0000 002022 0000
3.3
Payment Final. The parties agree that all payments made pursuant to this Agreement, and all payments that are due and owing, but yet to be paid, pursuant to this Agreement, shall be, and are, final and non-refundable, regardless of whether any and all of the claims of the PATENT RIGHTS either expire, lapse or will be declared invalid or unenforceable. NANOSPHERE waives any and all rights and defenses to challenge or defend against EPPENDORF’S right to receive the payments due and owing pursuant to this Agreement for any reason, including, without limitation, any contention that the PATENT RIGHTS have either expired, lapsed, are invalid, are unenforceable, or are not infringed.

3.4
Late Fee. In the event that NANOSPHERE fails to timely pay EPPENDORF in accordance with this Agreement, NANOSPHERE agrees to pay interest, calculated from the date such payment is due until such amount is paid in full, at the higher of either (i) the rate of one and one-half percent (1 1/2%) per month; or (ii) the maximum amount allowable by law.

3.5
Taxes. The parties agree that each party shall bear and pay their respective taxes (including, without limitation, sales and value added taxes) imposed by any national or state government (including any political subdivision thereof) of any country in which that party is doing business.

3.6
Release. Subject to the timely receipt by EPPENDORF of the Payment made by NANOSPHERE in accordance with Sections 3.1 and 3.2 hereof and the execution of the Assignment by EPPENDORF in accordance with Sections 2.1 and 2.2, each party hereby releases and forever discharges the other party, such party’s past and future AFFILIATES, such party’s directors and officers, successors and assigns, and such party’s customers, end users, licensees, distributors, subcontractors, attorneys and other representatives, from any and all claims demands, obligations, losses, causes of action, damages, penalties, costs, expenses, attorneys’ fees, liabilities and indemnities of any nature, worldwide, whether based on contract, tort, statute or other legal or equitable theory of recovery, whether known or unknown, direct or indirect, absolute, accrued, contingent or otherwise, which, as of the EFFECTIVE DATE, each party had, now has, claims to have, or may hereafter have, arising out of anything occurring prior to the EFFECTIVE DATE of this Agreement.

3.7
COVENANT NOT TO SUE FOR BLOCKING PATENTS. In addition, EPPENDORF hereby covenants not to sue, for the TERM of the Agreement, for making, having made, using, having used, importing, offering for sale, selling or having sold a COVERED VERIGENE SYSTEM®, NANOSPHERE and its agents, distributors, sublicensees, customers or any third party in lawful possession of a COVERED VERIGENE SYSTEM®. This covenant is not assignable or transferable by NANOSPHERE to any third party, except in the event of a change of control, the sale or transfer of substantially the entire business of NANOSPHERE relating to the COVERED VERIGENE SYSTEM®.

4.	PATENT PROSECUTION
4.1
As of the EFFECTIVE DATE, NANOSPHERE shall control the preparation, filing, prosecution and maintenance (including without limitation conducting or participating in interferences or oppositions), at its own expense, of any and all patents and any patents claiming or covering any inventions that are subject matter of the PATENT RIGHTS.

4.2
No Responsibility. EPPENDORF shall have no responsibility for any action or proceeding relating to any of the PATENT RIGHTS which is commenced on or after the EFFECTIVE DATE. However, for any applications or proceedings relating to the PATENT RIGHTS pending as of the EFFECTIVE DATE, EPPENDORF agrees to use all reasonable efforts to cooperate with NANOSPHERE in prosecuting such pending applications or proceedings, or transferring the prosecution files of the PATENT RIGHTS, at the expense of NANOSPHERE, provided such expenses are commercially reasonable. Such cooperation includes signing lawful papers, providing documents and information relating to conception, reduction to practice, inventorship of any inventions disclosed in the PATENT RIGHTS, and other such information as may reasonably be requested by NANOSPHERE and lawfully provided by EPPENDORF, and performing other lawful acts which NANOSPHERE may request to further the prosecution of any of such PATENT RIGHTS (including any divisional, continuation, reissue, renewal, reexamination, substitution or extensions of any application and patent within the PATENT RIGHTS) or proceedings.

4.3
Status. Solely for informational purposes, EPPENDORF provides to NANOSPHERE a list of the individual patents and applications that comprise the PATENT RIGHTS, attached hereto as Exhibit 2. EPPENDORF does not warrant the accuracy of the information contained in Exhibit 2. The parties agree to cooperate and take all reasonable steps to assign and/or add any patent and/or application inadvertently omitted from Exhibit 2.

4.4
Any restrictions in the STIPULATED PROTECTIVE ORDER signed by Judge Baylson on January 21, 2010 in the ACTION pertaining to prosecution of any patent application or any other practice before any patent office by any attorney for the parties who received any Protected Materials designated under the STIPULATED PROTECTIVE ORDER are as of the EFFECTIVE DATE removed and rendered null and void.

5.	TERM AND TERMINATION OF AGREEMENT
5.1	The Term of this Agreement shall run from the EFFECTIVE DATE through the last to expire of the PATENT RIGHTS, unless sooner terminated in accordance with Section 5.2 of this Agreement.

5.2	EPPENDORF may terminate this Agreement as follows:

If NANOSPHERE does not make a payment due hereunder and fails to cure such non-payment within thirty (30) days after the date of notice in writing of such non-payment by EPPENDORF.

5.3	Sections 5.2, 6.1, 6.2, 6.3, 6.4, and Articles 3, 7, 8, 9 and 10 of this Agreement shall survive termination.
6.	WARRANTIES/RESPONSIBILITIES
6.1
EPPENDORF does not warrant the validity of the PATENT RIGHTS and makes no representation whatsoever with regard to the scope of the PATENT RIGHTS or that such PATENT RIGHTS may be exploited by NANOSPHERE without infringing other patents.

6.2
EPPENDORF EXPRESSLY DISCLAIMS ANY AND ALL IMPLIED OR EXPRESS WARRANTIES AND MAKES NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE PATENT RIGHTS OR INFORMATION SUPPLIED BY EPPENDORF.

6.3
Title. EPPENDORF represents, warrants and covenants that, subject to the EXISTING LICENSE AGREEMENTS, it exclusively owns all right, title, and interest in and to the PATENT RIGHTS, and that all right title and interest is free and clear of any liens or security interests.

6.4
No Other Licenses. EPPENDORF represents, warrants and covenants that other than the EXISTING LICENSE AGREEMENTS, no other license agreements relate to, encumber or in any way grant any rights, title and/or interest to the PATENT RIGHTS.

6.5
Patent Office Proceedings. EPPENDORF represents and warrants that, to the best of EPPENDORF’s knowledge as of the EFFECTIVE DATE, that none of the PATENT RIGHTS are currently involved in any reexamination, reissue, opposition or interference proceeding, excepting EPPENDORF is aware that NANOSPHERE copied the claims of the ‘829 patent in NANOSPHERE’S U.S. Patent Publication Number US2009/0325812.

6.6
Good Standing. Each party represents and warrants that it is a corporation in good standing; that it has the authority to enter into this Agreement; and that this Agreement is valid, binding and enforceable in accordance with its terms.

6.7
Signatory. Each signatory below to this Agreement warrants that he/she is the authorized agent of the respective party; and that he/she has the authority to enter into the Agreement and to bind the party thereto.

6.8
Other Intellectual Property: Nothing in this Agreement shall be construed as conferring a right to use in advertising, publicity, or otherwise any trademark or trade name of the other party; or granting by implication, estoppel, or otherwise any licenses or rights under patents or other intellectual property, other than the PATENT RIGHTS.

6.9
Dismissal of the ACTION. Within five (5) business days of receipt of the Payment of Article 3, NANOSPHERE and EPPENDORF shall file a Stipulation of Dismissal, with prejudice, of the ACTION, in the United States District Court for the District of Delaware in substantially the same form as Exhibit 3. Each party shall bear its own costs and fees related to the ACTION. The parties agree to stay, and to take such measures required in order to stay, all proceedings in the ACTION until the case is actually dismissed by the Court based on the foregoing Stipulation of Dismissal.

6.10
Withdrawal of European Ban. EPPENDORF agrees to take reasonable steps to remove the importation ban on NANOSPHERE’S VERIGENE® SYSTEM within thirty (30) days of the receipt of Payment under Article 3 of the Agreement.

6.11
Return of Protected Materials. Following the entry of the Court of the Stipulation of Dismissal of the ACTION, the parties agree to destroy all confidential and highly confidential information of the other party in accordance with the Stipulated Protective Order entered by the Court in the ACTION. Notwithstanding anything herein to the contrary, counsel for each party shall be permitted to retain one copy of the pleadings in the ACTION for their records, and NANOSPHERE shall be permitted to retain and use as necessary all information relating to the conception, reduction to practice and/or inventorship of the PATENT RIGHTS, as well as all information which in NANOSPHERE’S discretion may be reasonably useful in, and/or required to be submitted to a patent office in connection with, the prosecution of any of the PATENT RIGHTS or the prosecution of any of NANOSPHERE patent application(s) or patent(s). NANOSPHERE’S counsel shall be responsible for providing NANOSPHERE with the information to which NANOSPHERE is entitled under this Section of the Agreement which is covered by the Stipulated Protective Order entered by the Court in the ACTION.

6.12
EPPENDORF will not directly or indirectly aid, assist, encourage, or participate in any action contesting the patentability, validity, or enforceability of any of the PATENT RIGHTS in any jurisdiction.

7.	INDEMNIFICATION
7.1
NANOSPHERE shall indemnify, defend and hold harmless EPPENDORF and its current or former directors, board members, attorneys and employees, and their respective successors, heirs and assigns (collectively, the “EPPENDORF INDEMNITEES”) from and against any claim, liability, cost, expense, damage, deficiency, loss or obligation or any kind or nature (including, without limitation, reasonable attorneys’ fees and other costs and expenses of litigation) (collectively, “Claims”), based upon or arising out of or otherwise relating NANOSPHERE’S conduct in this ACTION or this Agreement, including without limitation any cause of action relating to product liability concerning any product, process, or service made, used or sold pursuant to any right or license granted under this Agreement. However, NANOSPHERE shall not be required to indemnify EPPENDORF as a result of any claim or action related to EPPENDORF’S transfer of the PATENT RIGHTS, including but not limited to, any claim or action related to a breach and/or an alleged breach of the EXISTING LICENSE AGREEMENTS.

7.2
IN NO EVENT SHALL EPPENDORF BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF PROFITS OR EXPECTED SAVINGS OR OTHER ECONOMIC LOSSES, OR FOR INJURY TO PERSONS OR PROPERTY) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ITS SUBJECT MATTER, REGARDLESS OF WHETHER EPPENDORF KNOWS OR SHOULD KNOW OF THE POSSIBILITY OF SUCH DAMAGES. EITHER PARTY’S AGGREGATE LIABILITY FOR ALL DAMAGES OF ANY KIND RELATING TO THIS AGREEMENT OR ITS SUBJECT MATTER SHALL NOT EXCEED THE AMOUNT PAID BY NANOSPHERE TO EPPENDORF UNDER THIS AGREEMENT. The foregoing exclusions and limitations shall apply to all claims and actions of any kind, whether based on contract, tort (including but not limited to negligence), or any other grounds.

7.3
NANOSPHERE shall, at its own expense, provide attorneys reasonably acceptable to EPPENDORF to defend against any actions brought or filed against any EPPENDORF INDEMNITEE hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought. EPPENDORF shall, at its own expense, provide attorneys reasonably acceptable to NANOSPHERE to defend against any actions brought or filed against any NANOSPHERE INDEMNITEE hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought. The obligations in this Section 7.3 are understood and acknowledged by the parties to be limited to reasonable attorneys’ fees.

7.4
EPPENDORF shall indemnify, defend and hold harmless NANOSPHERE and its current or former directors, board members, attorneys and employees, and their respective successors, heirs and assigns (collectively the “NANOSPHERE INDEMNITEES”) from and against any claim, liability, cost, expense, damage, deficiency, loss or obligation or any kind or nature (including, without limitation, reasonable attorneys’ fees and other costs and expenses of litigation) (collectively, “Claims”), based upon or arising out of or otherwise relating to EPPENDORF’S conduct in this ACTION or this Agreement, including without limitation all claims or actions relating to the assignment of the PATENT RIGHTS to NANOSPHERE.

8.	USE OF NAMES AND PRODUCT LABELING
Neither party shall use the other party’s name or insignia, or any adaptation of them, or the name of any of the other party’s employees in any advertising, promotional or sales literature, including without limitation press releases, without prior written consent.
9.	NOTICES
Any notices to be given hereunder shall be sufficient if signed by the party (or party’s attorney) giving same and either
(a) Delivered in person,
(b) Mailed certified mail return receipt requested,
(c) Made by overnight delivery, or
(d) Faxed to other party if the sender has evidence of successful transmission and if the sender promptly sends the original by ordinary mail, in any event to the following addresses:
If to NANOSPHERE:

NANOSPHERE
4088 Commercial Avenue
Northbrook, IL 60062-1829
Attn.: William Moffitt, CEO
Facsimile: 847.400.9199

If to EPPENDORF:

Eppendorf AG
Exec. VP of Corporate Development
Sven Buelow
Barkhausenweg 1
22339 Hamburg
Germany
Facsimile: +49 40 53801-140
By such notice either party may change their address for future notices.

Notices delivered in person shall be deemed given on the date delivered. Notices mailed shall be deemed given on the date postmarked on the envelope. Notices sent by overnight carrier shall be deemed given on the date received by such carrier, as indicated on the shipping manifest or waybill. Notices sent by fax shall be deemed given on the date faxed.
10.	MISCELLANEOUS
10.1	Controlling Law. The interpretation and application of the provisions of this Agreement shall be governed by the laws of the State of Delaware, irrespective of is choice of law provisions.

10.2
Jurisdiction. For purposes of enforcing this Agreement, the parties hereby submit to the jurisdiction of, and waive any venue objections against, the United States District Court for the District of Delaware, which shall retain jurisdiction with respect to enforcing this Agreement.

10.3	Confidentiality of Terms.
10.3.1
Within five (5) business days of the EFFECTIVE DATE, the parties agree to issue a joint press release regarding the settlement of the ACTION, in substantially the same form as will be attached hereto as Exhibit 4. Unless otherwise specifically excepted herein, for a period of three (3) years from the EFFECTIVE DATE of this Agreement, neither party may issue press releases or otherwise make public, the terms of this Agreement without the prior written approval of the other party.

10.3.2
Notwithstanding the foregoing, each party may disclose the existence and the terms of this Agreement as is reasonably necessary for purposes of providing information in the ordinary course of doing business, such as, for example, to investors, potential investors, business partners, customers and potential customers, in seeking financing, bank credit or the like, or as required under the law or statute, rule or regulation, including the rules and regulations of the Securities and Exchange Commission or such other government regulatory entity.

10.4
Independent Legal Advice. The parties acknowledge that they have been advised or had the opportunity to be advised by their own independently selected counsel and other advisors in connection with this Agreement and enter into this Agreement solely on the basis of that advice and on the basis of their own independent investigation of all of the facts, laws and circumstances material to this Agreement or any provision thereof, and not in any manner or to any degree based upon any statement or omission by the other party and/or its counsel.

10.5
Construction. Each party has cooperated in the drafting and preparation of this Agreement. Hence, this Agreement shall not be construed against any party on the basis that that party was the drafter. The headings are for the convenience of the parties and are not to be used in construing the meaning of any provision of this Agreement.

10.6
Waiver. Failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of such rights; nor shall a waiver by either party in one or more instances be construed as constituting a continuing waiver or as a waiver in other instances.

10.7
Relationship of the Parties. Nothing in this Agreement or any attachments hereto shall be deemed or construed to constitute or create between the parties hereto a partnership, joint venture, agency, or any other relationship between the parties.

10.8
Assignment of Agreement. Subject to the restrictions herein, either party may assign this Agreement, provided, however, that such assignee agrees to be bound by the terms and conditions set forth herein as if an original party hereto. This Agreement shall be binding upon, and inure to the benefit of the successors, legal representatives and permitted assignees of EPPENDORF and NANOSPHERE.

10.9
Assignment of PATENT RIGHTS. NANOSPHERE agrees that any assignment by NANOSPHERE of some or all of the PATENT RIGHTS shall be made subject to this Agreement as well as the EXISTING LICENSE AGREEMENTS. In addition, EPPENDORF consents to disclosure of the EXISTING LICENSE AGREEMENTS on its own behalf and agrees to cooperate if NANOSPHERE requests any third party consents for disclosure.

10.10
Export Controls. NANOSPHERE shall comply with all applicable laws and regulations. In particular, it is understood and acknowledged that the transfer of certain commodities and technical data is subject to United States laws and regulations controlling the export of such commodities and technical data, including all Export Administration Regulations of the United States Department of Commerce. These laws and regulations among other things, prohibit or require a license for the export of certain types of technical data to certain specified countries. By signing this Agreement, NANOSPHERE hereby agrees and gives written assurance that it will comply with all United States laws and regulations controlling the export of commodities and technical data, that it will be solely responsible for any violation of such by NANOSPHERE, and that it will defend and hold EPPENDORF harmless in the event of any legal action of any nature occasioned by such violation.

10.11
Severability. Should a court of competent jurisdiction hold any provision of this Agreement to be invalid, illegal, or unenforceable, and such holding is not appealed or not reversed on appeal, it shall be considered severed from this Agreement. All other provisions, rights and obligations shall continue without regard to the severed provision, provided that the remaining provisions of this Agreement are in accordance with the intention of the parties.

10.12
Entire Understanding. This Agreement constitutes the entire understanding between the parties and neither party shall be obligated by any condition or representation other than those expressly stated herein or as may be subsequently agreed to by the parties hereto in writing.

10.13	Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which, taken together, shall constitute one and the same instrument.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives.

EPPENDORF AG	NANOSPHERE, INC.

/s/ Heinz Gerhard Koehn	/s/ William P. Moffitt

Name: Heinz Gerhard Koehn	Name: William P. Moffitt
Title: Board Member Technology	Title: CEO

August 18, 2010	August 17, 2010

Date	Date

/s/ Michael Schroeder	/s/ Roger Moody

Name: Michael Schroeder	Name: Roger Moody
Title: Board Member Marketing & Sales	Title: CFO

August 18, 2010	August 17, 2010

Date	Date